Exhibit 99.1

NEWS RELEASE

For Immediate Release: Thursday, July 22, 2004

Contact: Howard Root, CEO

James Hennen, CFO

Vascular Solutions, Inc.

(763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD SECOND QUARTER RESULTS

Net sales increase 93% over Q2 of 2003 to record $5.2 million

D-Stat Dry hemostatic bandage leads sales growth with $2.1 million in net sales

R&D programs continue new product pipeline

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq:VASC) today announced record quarterly net sales in its results for the second quarter ended June 30, 2004.

Net sales during the second quarter were $5,245,818, an increase of 93% from net sales of $2,724,721 in the second quarter of 2003. The primary contributor to the 93% increase in sales was the D-Stat Dry hemostatic bandage, which the company launched in September 2003 for the topical control of bleeding in interventional procedures. Growth in second quarter sales also benefited from increasing sales of the Pronto extraction catheter, which the company launched in January 2004 for the intra-arterial removal of thrombus. In total, Vascular Solutions has launched four new products in the last twelve months, with over 60% of its net sales in the second quarter coming from these four new products.

Net loss for the second quarter of 2004 was $998,859 or $0.07 per share, improving from a net loss of $2,683,001 or $0.21 per share in the second quarter of 2003.

“Vascular Solutions continues to execute the growth plan we put in place two years ago,” commented Howard Root, Chief Executive Officer of Vascular Solutions. “Following a record first quarter, our direct sales force increased sales sequentially by 18% to achieve a new sales record in the second quarter. With each of our four new products still early in their market launches, and with several new products rapidly moving through our development system, we expect to continue our rapid sales growth for the foreseeable future.”

Net sales of the D-Stat Dry hemostatic bandage were $2,104,915 during the second quarter, with a gross margin in excess of 80%. A total of 336 accounts in the U.S. purchased the D-Stat Dry in the second quarter, with a re-order rate of 78% and a sequential sales growth of 26% from the first quarter. “We continue to see a nice increase in sales of the D-Stat Dry as its unique clinical features are quickly appreciated by physicians and health care personnel,” commented Mr. Root. “We expect this level of quarterly growth to continue with the D-Stat Dry in our interventional markets.”

The 3x3 version of the D-Stat Dry, which is designed for use in trauma indications, received 510(k) clearance in March and has entered clinical evaluations in seven trauma centers in the U.S. as well as two U.S. military operations in Iraq. “We believe that the 3x3 version of the D-Stat Dry is a superior trauma bandage with no mixing or special storage requirements and can be quickly applied to even severely bleeding wounds,” commented Mr. Root. “At the same time as performing these clinical evaluations, we have engaged in discussions with four national distributors for the potential distribution of the 3x3 bandage in the trauma market. We continue to work toward completing these evaluations and entering into a distribution arrangement for revenues starting in 2005.”

Net sales of the Pronto extraction catheter totaled $696,502 in the second quarter, an increase of 77% sequentially from the first quarter. “We completed minor modifications to the Pronto catheter and finished manufacturing scale-up in March, which allowed us to move into full market launch of the Pronto in the second quarter,” commented Mr. Root. “Physicians have reported excellent clinical outcomes with the Pronto for the removal of soft thrombus. With only 228 U.S. accounts having purchased the Pronto in our launch to date, we have substantial room to grow with this product during the remainder of 2004 and 2005,” commented Mr. Root.

Net sales of the Vari-Lase endovenous laser product line increased to $431,435 in the second quarter. “The second quarter was our first full quarter with the entire Vari-Lase product line,” commented Mr. Root. “We have quickly established a presence in this rapidly growing interventional procedure for the treatment of varicose veins, and we expect to continue to grow with the market as well as to increase our market share leading into 2005.”

Net sales of the Duett sealing device product line totaled $1,603,724 in the second quarter of 2004. “We continue to support and ‘harvest’ our Duett product line, and our direct sales force has maintained the vast majority of our long-time Duett customers, with only a 3% sequential decline in Duett net sales from the first quarter,” commented Mr. Root.

Net sales of the D-Stat Flowable hemostat increased to $369,729 in the second quarter of 2004, as compared to $304,654 in the second quarter of 2003.

Overall gross margins increased to 70% in the second quarter as the result of the continued sales growth of the new, higher gross margin products.

The Company also provided an update on its progress in development of new interventional medical devices. “We recently filed our 510(k) application for a device used in the measurement of aortic stenosis which we expect to launch during the fourth quarter into a market opportunity we estimate at $10 million annually,” commented Mr. Root. “We also have advanced the development of our power syringe product which we continue to predict will reach the U.S. market by the middle of 2005 and addresses a much larger market opportunity. Finally, we have identified and developed several new thrombin-based surgical hemostats to compete in the existing $200 million surgical thrombin market. This thrombin development work will require us to qualify a new source of thrombin, which we plan to undertake starting in the fourth quarter and to complete before the end of 2006. During this thrombin qualification process we plan on purchasing an increased inventory of thrombin from our existing supplier at favorable prices in the first half of 2005 to satisfy all of our requirements through the end of 2006. These development efforts are consistent with our goal of developing and launching at least two new products each year, with increasing sizes of market opportunities.”

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of our web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Thursday, August 5th by dialing 1-800-642-1687 and entering conference ID # 8506843. A recording of the call will also be archived on the investor relations portion of the Company’s web site, www.vascularsolutions.com until Thursday, August 5th. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)

Net sales	$ 5,245,818	$ 2,724,721	$ 9,683,606	$ 5,693,005
Cost of goods sold	1,573,034	1,085,592	2,968,083	2,308,183
Gross profit	3,672,784	1,639,129	6,715,523	3,384,822

Operating expenses:
Research and development	816,807	1,070,536	1,805,168	1,904,107
Clinical and regulatory	497,942	408,465	886,481	749,157
Sales and marketing	2,829,065	2,381,941	5,430,203	5,057,324
General and administrative	495,669	447,327	1,017,024	948,170
Amortization of purchased technology	54,375	54,375	108,750	108,750

Operating loss	(1,021,074)	(2,723,515)	(2,532,103)	(5,382,686)
Interest income	22,215	40,514	34,157	102,664
Net loss	$(998,859)	$(2,683,001)	$(2,497,946)	$(5,280,022)

Basic and diluted net loss per share	$ (.07)	$ (.21)	$ (.18)	$ (.41)
Shares used in computing basic and diluted net loss per share	14,076,731	12,816,316	13,651,154	12,830,014

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2004	2003
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$ 7,545,385	$ 2,864,913
Available-for-sale securities	511,907	3,019,693
Accounts receivable, net	2,604,299	1,810,443
Inventories	3,801,584	3,186,274
Prepaid expenses	235,019	462,154
Total current assets	14,698,194	11,343,477
Property and equipment, net	1,357,227	948,602
Intangible assets	591,345	700,095
Total assets	$16,646,766	$12,992,174

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$ 2,316,633	$ 2,120,039
Shareholders’ equity:
Total shareholders’ equity	14,330,133	10,872,135
Total liabilities and shareholders’ equity	$16,646,766	$12,992,174

Note: Derived from the audited balance sheet at that date.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within Interventional Radiology and Interventional Cardiology. New products introduced in the second half of 2003 include the Vari-Lase™ endovenous laser procedural kit for the treatment of varicose veins,  the D-Stat Dryš hemostatic bandage for the rapid control of topical bleeding,  the D-Stat Radialš hemostat band for the control of bleeding following catheterizations utilizing the radial artery in the wrist,  and the Prontoš extraction catheter for the mechanical extraction of soft thrombus. The Company’s other products include the Duettš sealing device to rapidly seal the puncture site following catheterization procedures, the D-Stat® Flowable hemostat for the local management of active bleeding, and the Acolysis® intravascular therapeutic ultrasound product which is sold in international markets for the treatment of peripheral occlusive arterial disease.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2003 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with our limited operating history, need for adoption of our new products, lack of profitability, exposure to possible intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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